Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "BALINCAN USA, INC.", CHANGING ITS NAME FROM "BALINCAN USA, INC." TO "TEKUMO, INC.", FILED IN THIS OFFICE ON THE SECOND DAY OF FEBRUARY, A.D. 2024, AT 1:31 O`CLOCK P.M.

Jeffrey W. Bullock, Secretary of State

3522528 8100
SR# 20240340541

Authentication: 202728650
Date: 02-02-24

State of Delaware
Secretary of State
Division of Corporations
Delivered 01:31 PM 02/02/2024
FILED 01:31 PM 02/02/2024
SR 20240340541 - File Number 3522528

STATE OF DELAWARE

CERTIFICATE OF **AMENDMENT**

OF CERTIFICATE OF INCORPORATION

OF BALINCAN USA INC

JANUARY 31, 2024

The Corporation organized and existing under and by virtue of General Corporation Law of the State of Delaware does hereby certify:

FIRST: that by unanimous consent of the Board of Directors of Balincan USA Inc. resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable. The resolution setting forth the proposed amendment is as follows:

NOW, THEREFORE BE IT **RESOLVED** that the Company forthwith file an amendment to its Certificate of Incorporation with the Delaware Secretary of State changing the Company's name from Balincan USA, Inc. to Tekumo Inc.

SECOND: That said amendment was duly adopted in accordance with the provisions of section 242 (b)1 of the General Corporation Law of the State of Delaware

IN WITNESS WHEREOF, said corporation has caused this certificate to be signed this 31st Day of January 2024.

____

Phillip Dignan, President